Exhibit 10.1

AMENDMENT TO THE
WASTE CONNECTIONS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Waste Connections, Inc., an Ontario corporation (the “Employer”), has previously established the Waste Connections, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees and directors; and

WHEREAS, the Employer most recently amended and restated the Plan effective December 1, 2014; and

WHEREAS, the Employer desires to clarify the type of bonus compensation that is subject to deferral under the Plan; and

NOW, THEREFORE, pursuant to Section 11.2 of the Plan, the following amendment is hereby made, and shall be effective on the date executed below.

1.	Section 1.9 of the Plan is hereby amended (underline showing additions), to be and read as follows:

“1.9 “Bonus” shall mean any compensation, in addition to Base Salary, Commissions and LTIP Amounts, earned by a Participant for services rendered during a Plan Year, under any Employer’s annual bonus and cash incentive plans. For clarification purposes, the term “Bonus” shall only include bonus and cash incentive plans that are calculated based on a period of at least twelve (12) months and shall exclude any bonus and cash incentive compensation that is paid based on any period of time shorter than a twelve (12) month period, including, but not limited to, amounts paid under the Synergy Bonus Program.”

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed this 19th day of July, 2016.

WASTE CONNECTIONS, INC.

By:	/s/ Ronald J. Mittelstaedt
Its:	Chief Executive Officer